UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 26, 2008

Security With Advanced Technology, Inc.
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

001-32566 (Commission File Number)	20-1978398 (IRS Employer Identification No.)

1722 Boxelder St., Suite 101, Louisville, Colorado 80027
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (303) 439-0372

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  –  Other Events

         On January 26, 2008, Security With Advanced Technology, Inc. (the “Company”) and a director, Gregory Pusey, and an officer, Jeffrey G. McGonegal, were served with a complaint filed in District Court — Larimer County, Fort Collins, Colorado, by Scott G. and Sandy Sutton concerning amounts that Mr. and Mrs. Sutton allege are due to them in connection with the termination of Mr. Sutton’s employment agreement with the Company and in connection with the merger agreement effective as of December 31, 2006 between the Company, Vizer Group, Inc. (“Vizer”), the company we acquired from the shareholders of Vizer, including Mr. and Mrs. Sutton. Specifically, the complaint asserts that Mr. Sutton is due severance and other amounts under his employment agreement and that Mr. and Mrs. Sutton are due earn-out consideration and other amounts under the merger agreement. The complaint also asserts that the Company and the named individual defendants knew or should have known that certain information, representations and warranties associated with the Company as part of the merger agreement were inaccurate and untrue at the time the merger agreement was executed.

         The Company has not had an opportunity to review the complaint with its legal counsel, but believes that the claims in the complaint are groundless and intends to aggressively defend itself in this matter and explore its own legal remedies, including counterclaims.

Date: February 29, 2008	Security With Advanced Technology, Inc. By: /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Chief Executive Officer